The information in this pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 25, 2011.

Preliminary Pricing Supplement No. F11 To the Product Supplement No. F-I dated March 10, 2011, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 March 25, 2011

Financial Products	$ Contingent Coupon Autocallable Notes due April 13, 2015 Linked to Five Reference Shares

General

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The securities are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the Reference Shares, be willing to accept the risks of owning equities in general and the Reference Shares in particular, be willing to risk receiving no interest payments, be willing to risk having the securities redeemed prior to maturity and be willing to lose some or all of their investment. Any payment due on the securities is subject to our ability to pay our obligations as they become due.

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The securities will pay interest in arrears at a rate expected to be 15.0% per annum (to be determined on the Trade Date), following each quarterly Observation Period, but will pay no interest for any Observation Period for which a Knock-In Event occurs.  A Knock-In Event occurs for any Observation Period if the closing price of any of the Reference Shares is less than its respective Knock-In Price on the Valuation Date included in such Observation Period.

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The securities do not guarantee any return of your principal amount at maturity. If a Knock-In Event occurs for the final Observation Period, holders will receive shares of the Lowest Performing Reference Share as described below.

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If the closing price of each Reference Share is greater than or equal to the Automatic Early Redemption Trigger Level for such Reference Share on any Valuation Date, the securities will be automatically redeemed for a cash payment equal to 100% of the principal amount together with interest payable.  No interest will accrue following such an Automatic Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing April 13, 2015.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 or integral multiples in excess thereof.
•
The securities are expected to price on or about March 28, 2011 (the “Trade Date”) and are expected to settle on or about April 11, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The securities are linked to the performance of five reference shares, including the common stocks of Bank of America Corporation, FedEx Corporation, Halliburton Company, Microsoft Corporation and the American Depositary Shares of Petroleo Brasileiro S.A.—Petrobras (the “Petroleo Brasileiro ADSs”), each representing two common shares of Petroleo Brasileiro S.A.—Petrobras (each a “Reference Share” and, together, the “Reference Shares”). The Reference Shares, the ticker symbol and the Initial Share Price of each Reference Share are set forth in the table below. For additional information on the Reference Shares, see “The Reference Shares” herein.  The share prices for the Reference Shares are subject to adjustment as described in the accompanying product supplement under “Description of the Securities—Adjustments.”

Reference Share	Ticker Symbol	Exchange	Initial Share Price*
Bank of America Corporation (“Bank of America”)	BAC	NYSE
FedEx Corporation (“FedEx”)	FDX	NYSE
Halliburton Company (“Halliburton”)	HAL	NYSE
Microsoft Corporation (“Microsoft”)	MSFT	NASDAQ
Petroleo Brasileiro S.A.—Petrobras (“Petroleo Brasileiro”) (ADR)	PBR	NYSE

*  The Initial Share Price of each Reference Share will be the closing price of one share of such Reference Share on the Trade Date.  In the event that the closing price for any Reference Share is not available on the Trade Date, the Initial Share Price for such Reference Share will be determined on the immediately following trading day on which a closing price is available.

Automatic Early Redemption:
If the closing price of each Reference Share is greater than or equal to its Automatic Early Redemption Trigger Level on any Valuation Date, the securities will be automatically redeemed for a cash payment per security equal to 100% of principal amount, together with interest payable with respect to the Observation Period that includes such Valuation Date, on the third business day following such Valuation Date.

Interest Rate:
Expected to be 15.0% per annum (to be determined on the Trade Date), calculated on a 30/360 basis, but if a Knock-In Event occurs for any Observation Period, no interest will be paid in respect of such Observation Period.

(cover continued on next page)

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) We or one of our affiliates may pay varying discounts and commissions of between $10.00 and $50.00 per $1,000 principal amount of securities in connection with the distribution of the securities.  For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse
March     , 2011

(continued from previous page)

Observation Periods:
The initial Observation Period will be from but excluding the Trade Date to and including the first originally scheduled Valuation Date.  Each subsequent quarterly Observation Period will be from but excluding an originally scheduled Valuation Date to and including the next following originally scheduled Valuation Date.

Valuation Dates:†
For each Reference Share, July 6, 2011, October 6, 2011, January 6, 2012, April 5, 2012, July 6, 2012, October 8, 2012, January 8, 2013, April 8, 2013, July 8, 2013, October 8, 2013, January 8, 2014, April 8, 2014, July 8, 2014, October 9, 2014, January 7, 2015 and April 8, 2015 (the Final Valuation Date”), or, in each case, if such date is not an underlying business day for such Reference Share, the immediately following underlying business day for such Reference Share.

Coupon Payment Dates:†
Interest on the securities with respect to any Observation Period, if any, will be payable quarterly in arrears on the third business day following the Valuation Date included in such Observation Period to the holders of record at the close of business on such Valuation Date.

Redemption Amount:	Subject to Early Redemption, at maturity, you will be entitled to receive a Redemption Amount calculated as follows:
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If a Knock-In Event has not occurred for the final Observation Period, a cash payment equal to 100% of the principal amount of your securities, together with the interest payable for such final Observation Period.

• If a Knock-In Event has occurred for the final Observation Period, the Physical Delivery Amount of the Lowest Performing Reference Share.

If a Knock-In Event has occurred for the final Observation Period, you will receive shares of the Lowest Performing Reference Share with a value less than the principal amount of your securities. You could lose your entire principal amount.  Any payment you are entitled to receive on the securities is subject to our ability to pay our obligations as they become due.

Lowest Performing Reference Share:	The Reference Share with the lowest Share Performance.
Share Performance:	For each Reference Share, the Final Share Price of such Reference Share divided by the Initial Share Price of such Reference Share.
Final Share Price:	For each Reference Share, the closing price of such Reference Share on the Final Valuation Date.
Physical Delivery Amount:
A number of shares of the Lowest Performing Reference Share per $1,000 principal amount of securities, rounded down to the nearest whole number and equal to the product of (i) $1,000 divided by the Initial Share Price for such Reference Share and (ii) the share adjustment factor for such Reference Share, plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder shall not receive such amount.  At the election of the Issuer, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the closing price of the Lowest Performing Reference Share on the Final Valuation Date.

Knock-In Event:
For any Observation Period, a Knock-In Event occurs if the closing price of any of the Reference Shares is less than its respective Knock-In Price on the Valuation Date included in such Observation Period.

Knock-In Price:	For each Reference Share, approximately 50% of the Initial Share Price.
Automatic Early Redemption Trigger Level:	For each Reference Share, approximately 95% of the Initial Share Price.
Maturity Date: †	April 13, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:
† Each scheduled Valuation Date is subject to postponement in respect of each Reference Share if such date is not an underlying business day for such Reference Share or as a result of a market disruption event in respect of such Reference Share as described in the accompanying product supplement under “Description of the Securities—Market Disruption Events.”  Each Coupon Payment Date and the Maturity Date is subject to postponement if such date is not a business day or if the preceding Valuation Date is postponed because it is not an underlying business day for any Reference Share or as a result of a market disruption event.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated March 10, 2011, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. F-I dated March 10, 2011:

http://www.sec.gov/Archives/edgar/data/1053092/000095010311000953/dp21580_424b2-f1.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and scenarios below illustrate the hypothetical Redemption Amounts at maturity for a $1,000 principal amount of securities for a hypothetical range of performance of the Lowest Performing Reference Share. The table and the scenarios below assume a hypothetical Initial Share Price of $46 and a Knock-In Price of $23 and share adjustment factor of 1.0 for the Lowest Performing Reference Share and that no Automatic Early Redemption occurs prior to the final Observation Period. The following results are based solely on the hypothetical scenarios cited. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due.  The numbers appearing in the table and the scenarios below have been rounded for ease of analysis.

If a Knock-In Event occurs for the final Observation Period, you will be entitled to receive on the Maturity Date a Redemption Amount per $1,000 principal amount of securities that will consist of a whole number of shares of the Lowest Performing Reference Share plus an amount in cash corresponding to any fractional shares of the Lowest Performing Reference Share.  If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder shall not receive such amount.  At the election of the Issuer, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the closing price of the Lowest Performing Reference Share on the Final Valuation Date.  The value of any such Redemption Amount on the Final Valuation Date will be less than $1,000 and may fluctuate, possibly decreasing, in the period between the Final Valuation Date and the Maturity Date. If a Knock-In Event occurs for the final Observation Period, you could lose your entire investment in the securities. The Redemption Amounts illustrated below assume that the value of the Redemption Amount has not fluctuated in the period between the Final Valuation Date and the Maturity Date.

The amounts in the table and scenarios below do not reflect any interest payments on the securities.

Final Share Price ($) for one share of the Lowest Performing Reference Share	Percentage Change in Share Price for the Lowest Performing Reference Share	Return on the Securities	Redemption Amount*
59.80	30.00%	0.00%	$1,000.00
55.20	20.00%	0.00%	$1,000.00
50.60	10.00%	0.00%	$1,000.00
46.00	0.00%	0.00%	$1,000.00
41.40	-10.00%	0.00%	$1,000.00
36.80	-20.00%	0.00%	$1,000.00
32.20	-30.00%	0.00%	$1,000.00
27.60	-40.00%	0.00%	$1,000.00
23.00	-50.00%	0.00%	$1,000.00
18.40	-60.00%	-60.00%	21 shares of the Lowest Performing Reference Share + $13.60
13.80	-70.00%	-70.00%	21 shares of the Lowest Performing Reference Share + $ 10.20
9.20	-80.00%	-80.00%	21 shares of the Lowest Performing Reference Share + $ 6.80
4.60	-90.00%	-90.00%	21 shares of the Lowest Performing Reference Share + $ 3.40
0.00	−100.00%	-100.00%	21 shares of the Lowest Performing Reference Share

* If a Knock-In Event occurs, the Redemption Amount will consist of a whole number of shares of the Lowest Performing Reference Share plus an amount in cash corresponding to any fractional shares of the Lowest Performing Reference Share.  If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder shall not receive such amount.  At the election of the Issuer, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the Final Share Price of the Lowest Performing Reference Share.

The following scenarios illustrate how the Redemption Amount is calculated. Depending on the performance of the Reference Shares, you may also be entitled to receive interest payments on one or more of the Coupon Payment Dates.

Scenario 1: The price for one share of the Lowest Performing Reference Share increases from an Initial Share Price of $46 to a Final Share Price of $55.20. Since the Final Share Price for the Lowest Performing Reference Share is greater than the Knock-In Price for such Lowest Performing Reference Share, a Knock-In Event has not occurred for the final Observation Period and the Redemption Amount is equal to the principal amount. The investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Scenario 2: The price of one share of the Lowest Performing Reference Share decreases from the Initial Share Price of $46 to a Final Share Price of $32.20. Since the Final Share Price for the Lowest Performing Reference Share is greater than the Knock-In Price for such Lowest Performing Reference Share, a Knock-In Event has not occurred for the final Observation Period and the Redemption Amount is equal to the principal amount.  Even though the Final Share Price is less than the Initial Share Price for the Lowest Performing Reference Share, the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities since a Knock-In Event did not occur for the final Observation Period.

Scenario 3: The price of one share of the Lowest Performing Reference Share decreases from the Initial Share Price of $46 to a Final Share Price of $18.40. Since the Final Share Price for the Lowest Performing Reference Share is less than the Knock-In Price for the Lowest Performing Reference Share, the Redemption Amount is equal to the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Share Price (the number of shares of the Lowest Performing Reference Share)	+	plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share
	=	$1,000/$46 + cash amount
	=	21 shares of the Lowest Performing Reference Share (21.739130 rounded down) + (0.739130 * $18.40)
	=	21 shares of the Lowest Performing Reference Share (21.739130 rounded down) + $13.60

In this scenario, at maturity an investor would be entitled to receive a Redemption Amount consisting of 19 shares of the Lowest Performing Reference Share and a cash payment of $12.40. The value of the Redemption Amount on the Final Valuation Date, with the value of the shares of the Lowest Performing Reference Share measured by its closing price on the Final Valuation Date of $18.40, is $400, calculated as follows:

Value of Redemption Amount (as of Final Valuation Date)	=	(21 shares of the Lowest Performing Reference Share × Final Share Price) + $13.60
	=	(21 shares of the Lowest Performing Reference Share × $18.40) + $13.60
	=	$386.40 + $13.60
	=	$400

In these circumstances, the investor will be exposed to the depreciation in the price of the shares of the Lowest Performing Reference Share from the Initial Share Price to the Final Share Price.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – You may receive less at maturity that you originally invested in the securities, or you may receive nothing. The payment at maturity will be based on whether the closing price of any of the Reference Shares is less than its respective Knock-In Price on the Final Valuation Date.  If that is the case, you will receive on the securities a number of shares of the Lowest Performing Reference Share plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share of the Lowest Performing Reference Share (unless such cash amount is a de minimus amount, as determined by the calculation agent, in which case you will not receive such cash amount). The value of those shares will be significantly less than the principal amount of your securities and may be zero. Accordingly, you could lose your entire investment in the securities.  Any payment due on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Lowest Performing Reference Share, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE RETURN ON THE SECURITIES AT MATURITY WILL BE SIGNIFICANTLY AND ADVERSELY AFFECTED BY THE OCCURRENCE OF A KNOCK-IN EVENT FOR THE FINAL OBSERVATION PERIOD – If the closing price of any of the Reference Shares is less than its respective Knock-In Price on the Final Valuation Date, a Knock-In Event will have occurred for the final Observation Period. In this case, the Redemption Amount will consist of a number of shares of the Lowest Performing Reference Share plus an amount in cash corresponding to any fractional shares of the Lowest Performing Reference Share, determined as described above. This will be true even if the closing price of all of the other Reference Shares is greater than their respective Knock-In Prices on the Final Valuation Date.  The value of the Redemption Amount in such circumstances will be significantly less than the principal amount of the securities and may be zero.

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FOR ANY OBSERVATION PERIOD, IF A KNOCK-IN EVENT OCCURS, NO INTEREST WILL BE PAID ON THE SECURITIES FOR SUCH OBSERVATION PERIOD – If the closing price of any of the Reference Shares on an Valuation Date is less than its respective Knock-In Price, a Knock-In Event occurs and no interest will be paid for such Observation Period.  This will be true even if the closing prices of all of the other Reference Shares are above their respective Knock-In Prices on the Valuation Date for such Observation Period.  Accordingly, it is possible that no interest will be paid with respect to any Observation Period on the securities as a result of the performance of one of the Reference Shares.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES – The securities are subject to Automatic Early Redemption if, on any Valuation Date, the closing price of each of the Reference Shares is greater than or equal to its respective Automatic Early Redemption Trigger Level.  In this case, you will lose the opportunity to accrue and be paid interest from such Valuation Date to the scheduled Final Valuation Date.  If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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YOUR RETURN ON THE SECURITIES AT MATURITY OR UPON AUTOMATIC EARLY REDEMPTION IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE SHARES – You will not benefit from any appreciation, which may be significant, in the price of any of the Reference Shares at maturity or upon an Automatic Early Redemption. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the Reference Shares during the term of the securities.

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SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF THE LOWEST PERFORMING OF FIVE REFERENCE SHARES, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE PRICE OF EACH REFERENCE SHARE –The securities will be linked to the lowest performing of the five Reference Shares.  Because the securities are not linked to a basket, in which the risk would be mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Reference Shares to the same degree for each Reference Share.  For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components.  Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket.  However, in the case of these securites, which are linked to the lowest performing of the five Reference Shares, the depreciation of any Reference Share is not mitigated by the appreciation of any other Reference Share.  Instead, whether interest is paid for any Observation Period and the Redemption Amount payable at maturity depend on the lowest performing of the five Reference Shares as of the relevant Valuation Date.

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IF THE REDEMPTION AMOUNT CONSISTS OF THE PHYSICAL DELIVERY AMOUNT, THE VALUE OF SUCH REDEMPTION AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE FINAL OBSERVATION DATE – If a Knock-In Event occurs for the final Observation Period, you will be entitled to receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of Lowest Performing Reference Share plus an amount in cash corresponding to any fractional Lowest Performing Reference Share (unless such cash amount is a de minimus amount, as determined by the calculation agent, in which case you will not receive such cash amount). The value of the Physical Delivery Amount on the Final Valuation Date will be significantly less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Final Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Final Valuation Date and the Maturity Date.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity or Automatic Early Redemption.

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NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES – As a holder of the securities, you will not have any ownership interest or rights in the Reference Shares, such as voting rights or dividend payments. In addition, the issuers of the Reference Shares will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Reference Shares and the securities.

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NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS – We are not affiliated with the Reference Share Issuers.  We assume no responsibility for the adequacy of the information about Reference Share Issuers contained in this pricing supplement.  You should make your own investigation into the Reference Shares and the Reference Share Issuers.  We are not responsible for the Reference Share Issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

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THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE Petroleo Brasileiro ADSs, AND THE RIGHTS OF HOLDERS OF THE COMMON STOCK OF PETROLEO BRASILEIRO S.A.—PETROBRAS – Because the securities are linked, in part, to the performance of the Petroleo Brasileiro ADSs, each representing two common shares of Petroleo Brasileiro S.A.—Petrobras (which we refer to as “Petroleo Brasileiro Underlying Stock”), you should be aware that your note is linked, in part, to the price of the Petroleo Brasileiro ADSs and not the Petroleo Brasileiro Underlying Stock. There are important differences between the rights of holders of Petroleo Brasileiro ADSs and holders of the Petroleo Brasileiro Underlying Stock.  An ADS is a security evidenced by American Depositary Receipts that represents the Petroleo Brasileiro Underlying Stock. The Petroleo Brasileiro ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of Petroleo Brasileiro S.A.—Petrobras or, as applicable, the relevant ADS depositary and holders of the Petroleo Brasileiro ADSs. The rights of holders of Petroleo Brasileiro ADSs may be different from the rights of holders of the Petroleo Brasileiro Underlying Stock.  For example, Petroleo Brasileiro S.A.—Petrobras may make distributions in respect of the Petroleo Brasileiro Underlying Stock that are not passed on to the holders of the Petroleo Brasileiro ADSs. Any such differences between the rights of holders of the Petroleo Brasileiro ADSs and holders of Petroleo Brasileiro Underlying Stock may be significant and may materially and adversely affect the value of the securities.

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RISKS ASSOCIATED WITH NON-U.S. SECURITIES – An investment in the securities is linked, in part, to the value of the Petroleo Brasileiro ADSs, which represent interests in the Petroleo Brasileiro Underlying Stock. The Petroleo Brasileiro Underlying Stock is issued by a Brazilian issuer, and involves risks associated with investments in Brazil.  The Petroleo Brasileiro ADSs are quoted and traded in U.S. dollars on the New York Stock Exchange, and may trade differently from the Petroleo Brasileiro Underlying Stock, which is quoted in Brazilian reals and traded on both the São Paulo Stock Exchange and the LATIBEX. Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in Brazil, including changes in Brazil’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of Brazil may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK – Because the Petroleo Brasileiro ADSs are quoted and traded in U.S. dollars on the New York Stock Exchange, whereas the Petroleo Brasileiro Underlying Stock is quoted in Brazilian reals and traded on both the São Paulo Stock Exchange and the LATIBEX, fluctuations in the exchange rate between the Brazilian real and the U.S. dollar will likely affect the relative value of the Petroleo Brasileiro ADSs and the Petroleo Brasileiro Underlying Stock and, as a result, will likely affect the market price of the Petroleo Brasileiro ADSs trading on the New York Stock Exchange.  These trading differences and currency exchange rates may affect the market value of the securities and whether the Final Share Price of the Petroleo Brasileiro ADSs will be greater than, equal to or less than their Initial Share Price.  The Brazilian real has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future.  Previous fluctuations or periods of relative stability in the exchange rate of the Brazilian real and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the securities. The exchange rate between the Brazilian real and the U.S. dollar is the result of the supply of, and the demand for, those currencies.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil and the United States and other jurisdictions important to international trade and finance.

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HEDGING AND TRADING IN THE REFERENCE SHARES — While the securities are outstanding, we or any of our affiliates may carry out hedging activities related to the securities, including in the Reference Shares or instruments related to the Reference Shares.  We or our affiliates may also trade in the Reference Shares or instruments related to the Reference Shares from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the securities could adversely affect our payment to you at maturity.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity or Automatic Early Redemption, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers (as defined in “The Reference Shares” below), including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold the Reference Shares. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

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ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Shares. However, the calculation agent will not make adjustment in response to all events that could affect the Reference Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the accompanying product supplement.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the price of the Reference Shares on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Reference Shares;

o	the time to maturity of the securities;

o	the Automatic Early Redemption feature, which is likely to limit the value of the securities;

o	the dividend rate on the Reference Shares;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Share Issuers or markets generally and which may affect the price of the Reference Shares;

o	the exchange rate and volatility of the exchange rates between the U.S. dollar and the Brazilian real; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Reference Shares and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Reference Shares

Public Information

All information contained herein on the Reference Shares and on Bank of America, FedEx, Halliburton, Microsoft Petroleo Brasileiro S.A.—Petrobras (collectively, the “Reference Share Issuers”) is derived from publicly available sources and is provided for informational purposes only.  Issuers of Reference Shares (and of the Petroleo Brasileiro Underlying Stock) with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below and can be accessed through www.sec.gov.  We have not participated in the preparation of, or verified, such publically available information.

The historical prices of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Reference Shares on any Valuation Date. We cannot give you assurance that the performance of the Reference Shares will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Reference Shares will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the Reference Shares.

We obtained the closing prices included below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.  The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Bank of America

According to its publicly available filings with the SEC, Bank of America provides a full range of banking, investing, asset management and other financial and risk management products and services.  The common stock of Bank of America, par value $0.01 per share, is listed on the New York Stock Exchange. Bank of America’s SEC file number is 1-6523.

Historical Information of the Common Stock of Bank of America

The following graph sets forth the historical performance of the common stock of Bank of America based on its daily closing price (in U.S. dollars) from January 1, 2006 through March 23, 2011.  The closing price of one share of the common stock of Bank of America on March 23, 2011 was $13.65

FedEx

According to its publicly available filings with the SEC, FedEx provides a range of transportation, e-commerce and business services through independent companies operating under the FedEx brand. The common stock of FedEx, par value $0.10 per share, is listed on the New York Stock Exchange. FedEx’s SEC file number is 1-15829.

Historical Information of the Common Stock of FedEx

The following graph sets forth the historical performance of the common stock of FedEx based on its daily closing price (in U.S. dollars) from January 1, 2006 through March 23, 2011.  The closing price of one share of the common stock of FedEx on March 23, 2011 was $88.96.

Halliburton

According to its publicly available filings with the SEC, Halliburton provides services and products to customers in the energy industry related to the exploration, development and production of oil and natural gas.  The common stock of Halliburton, par value $2.50 per share, is listed on the New York Stock Exchange. Halliburton’s SEC file number is 1-03492.

Historical Information of the Common Stock of Halliburton

The following graph sets forth the historical performance of the common stock of Halliburton based on its daily closing price (in U.S. dollars) from January 1, 2006 through March 23, 2011.  The closing price of one share of the common stock of Halliburton on March 23, 2011 was $46.39.

Microsoft

According to its publicly available filings with the SEC, Microsoft develops, manufactures, licenses and supports a range of software products and services for computing devices, and provides consulting and product and solution support services.  Microsoft also designs and sells video game consoles and accessories, digital music and entertainment devices and accessories, and personal computer hardware products. The common stock of Microsoft, par value $0.00000625 per share, is listed on the NASDAQ Global Select Market.  Microsoft’s SEC file number is 0-14278.

Historical Information of the Common Stock of Microsoft

The following graph sets forth the historical performance of the common stock of Microsoft based on its daily closing price (in U.S. dollars) from January 1, 2006 through March 23, 2011.  The closing price of one share of the common stock of Microsoft on March 23, 2011 was $25.54.

Petroleo Brasileiro S.A.—Petrobras

According to its publicly available filings with the SEC, Petroleo Brasileiro S.A.—Petrobras, a Brazilian company, refines, markets, and supplies oil products. Petroleo Brasileiro S.A.—Petrobras operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants, and petrochemical units. The ADSs, each representing two common shares of Petroleo Brasileiro S.A.—Petrobras, no par value (which we refer to as the “Petroleo Brasileiro ADS"), are listed on the New York Stock Exchange. Petroleo Brasileiro S.A.—Petrobras’s SEC file number is 001-15106.

Historical Information of the Common Stock of Petroleo Brasileiro S.A.—Petrobras

The following graph sets forth the historical performance of the Petroleo Brasileiro ADSs, no par value, based on its daily closing price (in U.S. dollars) from January 1, 2006 through March 23, 2011.  The closing price of one share of the common stock of Petroleo Brasileiro S.A.—Petrobras on March 23, 2011 was $40.33.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

• a financial institution,
• a mutual fund,
• a tax-exempt organization,
• a grantor trust,
• certain U.S. expatriates,
• an insurance company,
• a dealer or trader in securities or foreign currencies,
• a person (including traders in securities) using a mark-to-market method of accounting,
• a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or
• an entity that is treated as a partnership  for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax adviser as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISER IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the reference shares that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax adviser regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon settlement of a security, if a U.S. Holder receives the redemption amount in the form of reference shares (if applicable), it will be deemed to have applied the purchase price paid for the security toward the purchase of the reference shares and will not recognize any gain or loss upon receipt of the reference shares.  A U.S. Holder will have an adjusted tax basis in the reference shares so received equal to its tax basis in the security (generally its cost) and a holding period that starts on the day after the maturity of the security.

Upon settlement of a security,  if a U.S. Holder receives the redemption amount in the form of cash, it will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

If the security provides for the payment of a coupon or coupons, any coupon payment received by a U.S. Holder in respect of a security will be characterized as ordinary income includible in a U.S. Holder's income in accordance with such U.S. Holder's method of accounting.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”), and has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect of the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by such a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g.,  a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive underwriting discounts and commissions of between $10.00 and $50.00 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on or about April 11, 2011, which will be the tenth business day following the Trade Date for the securities (this settlement cycle being referred to as T+10). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the six following business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse